Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SPARTACUS ACQUISITION SHELF CORP.

October 28, 2021

Spartacus Acquisition Shelf Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The Corporation was originally incorporated under the name “Spartacus Acquisition Shelf Corp.” by the filing of the Corporation’s original certificate of incorporation with the office of the Secretary of State of the State of Delaware on May 21, 2021 (the “Original Certificate”).

2. The corporation has not received any payment for any of its stock.

3. The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) herein certified has been duly adopted by the sole director in the manner and by the vote prescribed by Section 241 and Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

4. This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

5. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is NextNav Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 600,000,000 shares, consisting of 500,000,000 shares of common stock (the “Common Stock”) and 100,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d) Transfer Restrictions.

(i)	For purposes of this Section 4.3(e), the following terms shall have the meaning ascribed to them.

(a)	“Applicable Lock-Up Period” means:

(1)	With respect to the Transaction Shares held by the Sponsor, B. Riley Principal Investments, LLC, a Delaware limited liability company (“B. Riley”) or their respective Permitted Transferees, one year after the Closing Date; provided, however, that such Applicable Lock-Up Period shall terminate earlier if, for at least 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like);

(2)	With respect to the Transaction Shares, Shelf Warrants and Shelf Warrant Shares held by any other holder of Transaction Shares, Shelf Warrants and Shelf Warrant Shares, respectively, 180 days after the Closing Date; provided, however, that such Applicable Lock-Up Period shall terminate earlier with respect to 50% of the Transactions Shares or Shelf Warrant Shares held by each of the holders thereof if, for at least 20 trading days within any 30-trading day period commencing at least 60 days after the Closing Date, the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

(3)	With respect to the Private Placement Warrants and Private Warrant Shares, 30 days after the Closing Date.

(b)	“Closing Date” means October 28, 2021.

(c)	“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 9, 2021, by and among (i) NextNav, LLC, a Delaware limited liability company, (ii) NextNav Holdings, LLC, a Delaware limited liability company, (iii) NEA 14 NextNav Blocker, LLC, a Delaware limited liability company, (iv) Oak NextNav Blocker, LLC, a Delaware limited liability company, (v) Columbia Progeny Partners IV, Inc., a Delaware corporation, (vi) Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company, (vii) Global Private Opportunities Partners Holdings II Corp., a Delaware corporation, (viii) SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation, (ix) SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company, (x) SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company, (xi) SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company, (xii) SASC (CB) Merger Sub 5 Corporation, a Delaware corporation, (xiii) SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company, (xiv) SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation, (xv) Spartacus Acquisition Corporation, a Delaware corporation (“Spartacus”), and (xvi) the Corporation.

(d)	“Permitted Transferees” means any person or entity to whom a holder of Restricted Securities is permitted to transfer such securities prior to the expiration of the Applicable Lock-Up Period pursuant to Section 4.3(e)(iii).

(e)	“Private Placement Warrants” means, collectively, (1) warrants exercisable for Common Stock issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of October 15, 2020, by and between Spartacus and Spartacus Sponsor LLC, a Delaware limited liability company (“Sponsor”), and (2) warrants exercisable for Common Stock issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of October 15, 2020, by and between Spartacus and B. Riley.

(f)	“Private Warrant Shares” means shares of Common Stock issuable upon exercise or conversion of the Private Placement Warrants.

(g)	“Restricted Securities” means, collectively, Transaction Shares, Private Placement Warrants, Shelf Warrants, Private Warrant Shares and Shelf Warrant Shares.

(h)	“Shelf Warrant Shares” means shares of Common Stock issuable upon exercise or conversion of the Shelf Warrants.

(i)	“Shelf Warrants” means, collectively, warrants exercisable for Common Stock issued as contemplated by Merger Agreement to holders of warrants to purchase equity of NextNav Holdings, LLC prior to the Closing Date.

(j)	“Transaction Shares” means shares of the Common Stock issued by the Corporation pursuant to the Merger Agreement to Sponsor, B. Riley, and any person or entity that was an equity holder of NextNav Holdings, LLC prior to the Closing Date. For the avoidance of doubt, with respect to the Sponsor, only Common Stock issued in exchange for 5,000,000 founder shares shall be considered Transaction Shares, and any other Common Stock held by the Sponsor or any of its affiliates shall not be considered Transaction Shares or be subject to this Section 4.3(e) (other than the Private Warrant Shares).

(k)	“Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(ii)	Subject to Section 4.3(e)(iii), the holders (the “Restricted Holders”) of Restricted Securities may not Transfer any Restricted Securities until the end of the Applicable Lock-Up Period.

(iii)	Notwithstanding the restriction set forth in Section 4.3(e)(ii), the Restricted Holders or their respective Permitted Transferees may Transfer the Restricted Securities during the Applicable Lock-Up Period: (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, (iii) any direct or indirect partners, members or equity holders of the Sponsor or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates, or (iv) any direct or indirect partners, members or equity holders of any such Restricted Holder, any affiliates of such Restricted Holder or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (g) to the Corporation; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property; provided, however, that in the case of clauses (a) through (e), Restricted Securities acquired by these Permitted Transferees will be bound by the restrictions contained in this Section 4.3(e).

(iv)	Any transfer in violation of the restrictions contained in this Section 4.3(e) shall be void ab initio.

(v)	Each certificate, if any, for and of the Restricted Securities shall bear a legend summarizing the restrictions on transfer and ownership contained herein. Instead of a legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(f) Transfers in Trust.

(i)	If at any time a Restricted Holder purports to transfer Restricted Securities to a person other than a Permitted Transferee (a “Purported Transferee”) that, if effective, would violate the restrictions contained in Section 4.3(e), then, (a) the Restricted Securities purported to be transferred shall be automatically transferred to a trust (the “Trust”) for the exclusive benefit of an organization described in each of Section 501(c)(3), Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Internal Revenue Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust (“Charitable Beneficiary”), effective (to the fullest extent permitted by law) as of the close of business on the business day prior to the date of such purported Transfer, (b) the intended transferee shall acquire no rights in such Restricted Securities, and (iii) such Restricted Securities shall be registered on the books of the Corporation in the name of the trustee of the Trust.

(ii)	The Purported Transferee shall have no rights in the Restricted Securities held by the Trust. The Purported Transferee shall not benefit economically from ownership of any Restricted Securities held by the Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Restricted Securities held by the Trust. The Trust shall have all voting powers and rights to dividends or other distributions with respect to Restricted Securities held by the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.

(iii)	Within 30 days of the expiration of the Applicable Lock-Up period or receipt of notice from the Corporation, the Trust shall sell the Restricted Securities. Upon such sale, the Trust shall distribute the net proceeds of the sale to the Purported Transferee and the Charitable Beneficiary as provided in this Section 4.3(f)(iii). The Purported Transferee shall receive the lesser of (1) the price paid by the Purported Transferee for the Restricted Securities or, if the Purported Transferee did not give value for the Restricted Securities in connection with the purported Transfer causing the Restricted Securities to be held in the Trust, the Market Price of the Restricted Securities on the day of the purported Transfer causing the Restricted Securities to be held in the Trust and (2) the net proceeds received by the Trust from the sale or other disposition of the Restricted Securities. Any nets sales proceeds in excess of the amount payable to the Purported Transferee shall be immediately paid to the Charitable Beneficiary. “Market Price” means, with respect to any of the Restricted Securities, the last reported sales price of such securities reported on Nasdaq on the trading day immediately preceding the relevant date or, if such securities are not then traded on Nasdaq, then the market price of shares of such series on the relevant date as determined in good faith by the Board of Directors of the Corporation.

(iv)	Nothing in Sections 4.3(e) or (f) shall preclude the settlement of any transaction entered into through the facilities of Nasdaq or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of Sections 4.3(e) or (f) and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Sections 4.3(e) and (f).

(v)	The Corporation is authorized to seek equitable relief, including injunctive relief, to enforce the provisions of Sections 4.3(e) and (f). No delay or failure on the part of the Corporation in exercising any right hereunder shall operate as a waiver of any right, except to the extent specifically waived in writing. If any provision of Sections 4.3(e) and (f) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the whole Board. The use of the phrase “whole Board” herein refers to the total number of directors which the Corporation would have if there were no vacancies or newly created directorships.

(b) Unless and except to the extent that the Amended and Restated Bylaws of the Corporation (“Bylaws”) shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting powers with regard to election of directors.

Section 5.3 Removal. Subject to Section 5.4 hereof, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.4 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation).

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, except as otherwise provided in the Bylaws, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws without any action on the part of the stockholders. The affirmative vote of a majority of the whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Corporation entitled to vote generally in the election of directors shall be required to adopt, amend or repeal any provision of the Bylaws. However, no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the whole Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons. Any business transacted at any special meeting of the stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Notwithstanding any other provision of this Amended and Restated Certificate (including any Preferred Stock Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal or adopt any provision inconsistent with Article V, Article VI, Article VII, Article VIII, Article X or this Article IX (the “Specified Provisions”); provided, that if two-thirds (2/3) of the whole Board has approved such amendment or repeal or adoption, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 10.1 Forum. Subject to the last sentence in this Section 10.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) though (iv) above, any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 10.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 10.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 immediately above (other than the last sentence thereof) is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.3 Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 10.4 Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X.

IN WITNESS WHEREOF, Spartacus Acquisition Shelf Corp. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Spartacus Acquisition Shelf Corp.

By:	/s/ Igor Volshteyn
	Name:	Igor Volshteyn
	Title:	President

[Signature Page to Amended and Restated Certificate of Incorporation]